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Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of Harrah's Entertainment, Inc. on Form S-4 of our report dated March 30, 2001 (relating to the consolidated financial statements of JCC Holding Company and subsidiaries, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the accounting for the confirmed plan of reorganization in 1998 and an emphasis paragraph relating to the confirmed plan of reorganization which became effective on March 29, 2001), appearing in the Annual Report on Form 10-K of Harrah's Entertainment Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Memphis, Tennessee
August 24, 2001

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Exhibit 23.3
INDEPENDENT AUDITORS' CONSENT